Exhibit 107
Calculation of Filing Fee Tables
424(b)(3)
(Form Type)
Ryder System, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Medium-Term Notes	457(r)(1)	300,000,000	99.911%	299,733,000	0.00015310	45,889.12
Carry Forward Securities
	Total Offering Amounts					299,733,000		45,889.12
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							45,889.12

(1)
This registration fee table shall be deemed to update the “Calculation of Filing Fee Tables” in the Company’s Registration Statement on
Form S-3ASR
(File
No. 333-278118)
in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.